Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Amy Gibbons	Barry Cinnamon, CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(408) 402-9400
agibbons@lhai.com	bcinnamon@akeena.com

Akeena Solar Strengthens Management Team

Gary Effren, CFO, Promoted to President
Margaret Randazzo, Controller, Promoted to Chief Financial Officer

LOS GATOS, CA, December 14, 2009 – Akeena Solar, Inc. (NASDAQ: AKNS), a leading installer and manufacturer of solar power systems, has appointed Gary Effren, currently CFO, to the position of President and named Margaret Randazzo, currently controller, as Chief Financial Officer effective today.

“Business activities at Akeena have expanded well beyond the residential installation work we began in 2001,” said Barry Cinnamon, CEO of Akeena Solar. “As we expand our distribution activities of Andalay panels, which includes developing our installer network throughout the U.S., selling to installers and distributors worldwide, and establishing a retail beachhead with Lowe’s, our operations are becoming more diverse and require an expanded management team. It is therefore a natural time for me to delegate more of the day-to-day operational responsibilities to proven Akeena executives with successful track records at much larger companies.

”Since joining Akeena as CFO in 2007, Gary has put in place a top-notch financial and accounting team, enhanced our financial processes and systems to support a larger company and steered Akeena to a substantially stronger financial position,” continued Cinnamon. “Over the past year he has assumed a greater operating role in the company, managing our purchasing, installation activities and back office operations. Margaret has been an important part of our financial team since the beginning of 2009, and has stepped up to manage all aspects of our accounting and SEC financial reporting, including tax, treasury, budgeting, internal financial controls, audit and risk management activities. She is eminently qualified and ready to assume all of the CFO responsibilities seamlessly.

“Gary and Margaret are both proven executives who have done an outstanding job at Akeena while assuming increasing levels of responsibility. Today’s announcement formalizes a structure already in place and I am confident that Akeena has the right team in place today to guide Akeena through the next phase of our growth,” added Cinnamon.

“To be perfectly clear, I plan on increasing my efforts in expanding the worldwide distribution of our plug and play Andalay AC solar panels and developing a number of strategic partnership opportunities that are a natural fit with Andalay. Just as importantly, I will also be able to spend more time on developing public policies and standards that complement the widespread availability of safe and easy-to-install solar panels sold through solar installers, retail stores and traditional electrical/HVAC distribution channels,” concluded Cinnamon.

Prior to joining the company, Effren held various executive financial positions, including vice president of finance and chief financial officer at Knight Ridder, Inc. a Fortune 500 media company and the second largest newspaper company in the United States. Mr. Effren is a CPA with a BS in Commerce from Rider College and an MBA from the University of Miami.

Randazzo, a certified public accountant, is a graduate of the University of Oklahoma, where she earned a bachelor’s of business administration degree in accounting in 1990. She began her career as a manager in the Audit and Business Advisory Division of Arthur Andersen LLP in Dallas. In 1996 she joined the Fort Worth Star-Telegram as a financial planning manager and in 1998, was named vice president and chief financial officer of the Star-Telegram. In 2001, Randazzo joined the Star-Telegram's corporate parent, Knight Ridder, and held positions of increasing responsibility at the company, including vice president and controller and special assistant to the president. In 2006, upon The McClatchy Company's acquisition of Knight Ridder, Randazzo was named president and publisher of The Modesto Bee and had oversight of the Merced Sun-Star. Randazzo served in that role through the end of 2008 prior to joining Akeena.

About Akeena Solar, Inc. Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the nation's leading installers and manufacturers of solar power systems. Akeena Solar’s revolutionary Andalay AC solar panels produce safe household AC power and have built-in racking, wiring, grounding and inverters. With 80% fewer parts and 5-25% better performance than ordinary DC panels, Andalay panels are an ideal solution for solar installers, trades workers and do-it-yourselfers. For more information on the company, visit www.akeena.com. Installers can also visit www.andalaysolar.com to learn more about the Andalay panels.